1 Fiscal Second Quarter Results May 3, 2018 Jerry E. Sheridan President & CEO, AmeriGas Partners

2 About This Presentation This presentation contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read AmeriGas’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the impact of pending and future legal proceedings, liability for uninsured claims and for claims in excess of insurance coverage, political, regulatory and economic conditions in the United States and in foreign countries, the availability, timing and success of our acquisitions, commercial initiatives and investments to grow our business, our ability to successfully integrate acquired businesses and achieve anticipated synergies, and the interruption, disruption, failure, malfunction, or breach of our information technology systems, including due to cyber-attack. AmeriGas undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today. In addition, this presentation uses certain non-GAAP financial measures. Please see the appendix for reconciliations of these measures to the most comparable GAAP financial measure. AmeriGas Partners | Fiscal 2018 Second Quarter Results

3 A me riGa s AmeriGas Second Quarter Recap Jerry E. Sheridan President & CEO, AmeriGas

4 • Volume up 10% on weather that was 14% colder than prior-year period • Weather was normal, but uneven for the quarter • Unit margins up slightly despite average costs at Mt. Belvieu that were 18% higher than prior year • Propane costs stable throughout the quarter • Operating expenses up 5% due to higher total compensation costs and vehicle expenses Adjusted EBITDA is a non-GAAP measure. See appendix for reconciliation. AmeriGas Q2 2018 Earnings Recap $551.2$271.2 $309.5 Q2 2017 Q2 2018 Adjusted EBITDA ($ in millions)$185.1 Original FY18 Guidance (November 9, 2017) Updated FY18 Guidance (May 3, 2018) $650 - $690 million Adjusted EBITDA $625 - $645 million Adjusted EBITDA • Excludes the impact of non-cash charge related to impairment of tradenames that will be recorded in Q3 AmeriGas Partners | Fiscal 2018 Second Quarter Results

5 Growth Initiatives Cylinder Exchange • Volume was up 15% vs. Q2 2017 • 6% increase in same store sales National Accounts • Volume was up 18% vs. Q2 2017 due to weather and new customers Acquisitions • Closed an acquisition in April; expected to add 3 million gallons annually • Pipeline remains strong AmeriGas Partners | Fiscal 2018 Second Quarter Results

6 Trade Names and Distribution Update Heritage Tradenames • Recently completed a review of the operational tradenames acquired with the Heritage acquisition in 2012 • Analysis concluded that the tradenames will have a finite life of 3-5 years and be amortized over that time • Will record a non-cash charge of approximately $70 million in Q3 to adjust the fair value • Impact of charge will be excluded from adjusted EBITDA Distribution and Leverage Update • On April 23, Board of Directors approved a $0.95 distribution; unchanged from prior quarter • Holding the distribution flat will contribute to building distribution coverage following two record warm years in 2016 and 2017 • Expect to finish FY18 with improved leverage of ~4.3x and distribution coverage of greater than 1.0x AmeriGas Partners | Fiscal 2018 Second Quarter Results

7 APPENDIX

8 • The enclosed supplemental information contains a reconciliation of earnings before interest expense, income taxes, depreciation and amortization ("EBITDA") and Adjusted EBITDA to Net Income. • EBITDA and Adjusted EBITDA are not measures of performance or financial condition under GAAP. Management believes EBITDA and Adjusted EBITDA are meaningful non-GAAP financial measures used by investors to compare the Partnership's operating performance with that of other companies within the propane industry. The Partnership's definitions of EBITDA and Adjusted EBITDA may be different from those used by other companies. • EBITDA and Adjusted EBITDA should not be considered as alternatives to net income (loss) attributable to AmeriGas Partners, L.P. Management uses EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes or historical cost basis. Management uses Adjusted EBITDA to exclude from AmeriGas Partners’ EBITDA gains and losses that competitors do not necessarily have to provide additional insight into the comparison of year- over-year profitability to that of other master limited partnerships. In view of the omission of interest, income taxes, depreciation and amortization, gains and losses on commodity derivative instruments not associated with current-period transactions, and other gains and losses that competitors do not necessarily have from Adjusted EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners, L.P. for the relevant periods. Management also uses Adjusted EBITDA to assess the Partnership's profitability because its parent, UGI Corporation, uses the Partnership's Adjusted EBITDA to assess the profitability of the Partnership, which is one of UGI Corporation’s business segments. UGI Corporation discloses the Partnership's Adjusted EBITDA as the profitability measure for its domestic propane segment. AmeriGas Supplemental Footnotes AmeriGas Partners | Fiscal 2018 Second Quarter Results

9 AmeriGas EBITDA and Adjusted EBITDA (Mil l ions of dol lars) EBITDA and Adjusted EBITDA Net income attributable to AmeriGas Partners $ 191.8 $ 135.1 Income tax expense (a) Interest expense Depreciation Amortization EBITDA 278.6 220.7 Add net losses on commodity derivative instruments not associated with current-period transactions Loss on extinguishments of debt - 22.1 Noncontrolling interest in net losses on commodity derivative instruments not associated with current-period transactions (a) Adjusted EBITDA $ 309.5 $ 271.2 (a) Includes the impact of rounding. Quarter Ended March 31, 9.6 10.6 31.2 28.6 2018 2017 0.6 0.6 (0.3) (0.2) 41.0 40.0 35.6 34.4 AmeriGas Partners | Fiscal 2018 Second Quarter Results

10 Investor Relations: Will Ruthrauff 610-456-6571 ruthrauffw@ugicorp.com Brendan Heck 610-456-6608 heckb@ugicorp.com